Exhibit 3.47

OPERATING AGREEMENT
OF
LGI HOMES - MINNESOTA, LLC

THIS OPERATING AGREEMENT OF LGI HOMES - MINNESOTA, LLC (as amended from time to time, this “Agreement”) is adopted this 22nd day of September, 2016, by the initial sole member identified on Exhibit A (the “Member”), as the Member of LGI HOMES - MINNESOTA, LLC, a Minnesota limited liability company (the “Company’’).

WITNESSETH:

WHEREAS, the Company was formed on September 22, 2016, upon execution and filing of its Articles of Organization with the office of the Secretary of State of the State of Minnesota; and

WHEREAS, the Member desires to adopt this Agreement in order to provide for the regulation and management of the Company and to set forth the respective rights, duties and obligations of the Member and the Manager(s) in connection therewith;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.           Formation of the Company; Initial Member. The Company was formed under and shall be operated in accordance with the Minnesota Revised Limited Liability Company Act, Chapter 322C of the Minnesota Statutes (the “Act”). To the extent this Agreement conflicts with the Company’s Articles of Organization, this Agreement shall govern and control to the extent permitted by law.

Section 2.            Member Interest. The Member, as the sole Member of the Company, shall have a one hundred percent (100%) “Member Interest.” From time to time the Manager shall amend Exhibit A as necessary to reflect the aggregate capital contributions of the Member.

Section 3.            Place of Business, Registered Office and Registered Agent. The principal place of business of the Company shall be 1450 Lake Robbins Dr., Suite 430, The Woodlands, Texas 77380. The Manager may from time to time change the principal place of business of the Company to such other place as the Manager deems appropriate. The registered office of the Company in the State of Minnesota shall initially be 2345 Rice Street, Suite 230, Roseville, MN 55113 and the registered agent for service of process on the Company in the State of Minnesota shall be Corporation Service Company. The Manager may from time to time change the registered office of the Company to such other place, or the registered agent of the Company to such other person, as the Manager deems appropriate.

Section 4.            Company Purposes. The Company has been organized for the purposes of conducting any and all lawful business for which a limited liability company may be organized under the Act.

Section 5.            Capital Contributions. The Member has contributed to the Company such property and money in the amount set forth opposite the Member’s name on Exhibit A.

Section 6.            Distributions. The Company shall make distributions of cash or property to the Member (including upon liquidation of the Company) in such amounts and at such times as may be determined from time to time by the Manager or the Member. The Member intends for the Company to be disregarded as an entity for federal income tax purposes and for state income tax purposes in those states that follow federal tax classifications.

Section 7.             Management of the Company. The business affairs of the Company shall be managed by a Manager. Except as expressly provided herein or as otherwise required by applicable law, the Manager shall have complete and exclusive control of the management of the Company’s business and affairs. The Manager shall serve until his or her successor shall have been duly elected, or until his or her earlier death, resignation or removal. The Manager may be removed at any time, with or without cause, by affirmative vote of the Member. LGI Homes Group, LLC is the initial Manager of the Company. The Manager may from time to time delegate to one or more individuals (each an “Officer”) any portion of its authority granted hereunder and under the Act as the Manager deems appropriate. Each Officer shall hold office until such Officer’s death, incapacity, resignation or removal or until the appointment of a successor. An Officer may be removed as an Officer by the Manager at any time with or without cause. An Officer may resign as an Officer at any time by communicating his resignation to the Manager, orally or in writing.

Section 8.             Exculpation and Indemnification. No Member, Manager or Officer shall be liable to the Company or any other person or entity for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person acting in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement, except that a Member, Manager or Officer shall be liable for any loss, damage or claim incurred by reason of such person’s willful misconduct. To the full extent permitted by applicable law, each Member, Manager and Officer shall be entitled to defense and indemnity from the Company for any loss, damage or claim suffered by or asserted against such Member, Manager or Officer by reason of any act or omission performed or omitted by such person acting in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement. Any indemnity under this Section 8 shall be provided out of and to the extent of Company assets or insurance only, and no Member, Manager or Officer shall have personal liability on account thereof.

Section 9.            Dissolution. The Company shall begin on the date of the filing of its articles of organization and shall continue until dissolved in accordance with the terms hereof. The Company shall be dissolved upon the earlier of any of the following (each an “Event of Dissolution”): (i) the determination of the Member that the Company shall be dissolved; (ii) the entry of a decree of judicial dissolution under Section 322C.0701 of the Act; or (iii) upon the administrative termination by the Minnesota Secretary of State under Section 322C.0705 of the Act, provided that the Company shall not have applied for reinstatement pursuant to Section 322C.0706 of the Act.

Section 10.          Amendment. This Agreement may be amended by the Member; provided, however, that any amendment to this Agreement must be in writing and signed by the Member.

Section 11.          Entire Agreement. This Agreement constitutes the entire operating agreement of the Company and supersedes all prior agreements and understandings, both written and oral, with respect to that subject.

Section 12.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the principle of conflict of laws thereof and such federal laws as may apply.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.

SOLE MEMBER:

LGI HOMES GROUP, LLC

By:	/s/ Meg Britton
Meg Britton, Officer

EXHIBIT A

MEMBER

Member	Member Interest	Capital Contribution
LGI Homes Group, LLC 1450 Lake Robbins Dr., Suite 430 The Woodlands, Texas 77380	100%	$100.00

A-1